Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MDI, Inc. and Subsidiaries:

We consent to the incorporation by reference in the Registration Statements (Form S-3/A Amendment No. 3 No. 333-147633) pertaining to the 5,000,000 shares of the common stock of MDI, Inc. and 200,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.77 per share issued in exchange for services to be provided to MDI, Inc. of our report dated March 23, 2007 with respect to the consolidated financial statements of MDI, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2006, our report dated December 13, 2007 with respect to the financial statements of STC Holdings, Inc. included in Form 8-K/A for the balance sheets as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2006 and for the period from Inception (September 21, 2005) through December 31, 2005, and our report dated January 18, 2008 with respect to the consolidated financial statements of FAS Construction Management, Inc. included in Form 8-K/A for the year ended December 31, 2006 and to the use of our name as it appears under the caption “Experts.”.

/s/ PMB Helin Donovan, LLP

Austin, Texas
April 3, 2008